Law Office
Stradley Ronon Stevens & Young, LLP
2000 K Street, N.W., Suite 700
Washington, DC 20006
(202) 822-9611

August 24, 2021

Global X Funds
605 3rd Avenue, 43rd Floor
New York, NY 10158
ATTN: Susan D. Lively

Ladies and Gentlemen:

We have acted as counsel to the Global X FTSE Nordic Region ETF (“GXF”), a series of Global X Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The purpose of the Registration Statement is to register shares to be issued by GXF in connection with the exchange of the shares of the Global X MSCI Norway ETF (“NORW”), also a series of the Trust, for full and fractional shares of beneficial interest (the “Shares”), of GXF (the “Reorganization”), pursuant to an Agreement and Plan of Reorganization included in the Registration Statement (the “Agreement”).

This opinion letter is being delivered at your request in accordance with the requirements of Item 16(11) of Form N-14 under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

In connection with this opinion letter, we have examined: (i) the Declaration of Trust and By-Laws of the Trust in effect on the date of this opinion letter; (ii) a Good Standing Certificate, dated August 23, 2021, from the Secretary of State of the State of Delaware; and (iii) resolutions adopted by the Board of Trustees of the Trust (the “Board”) in connection with the Reorganization. We also have examined and relied upon certificates of public officials. As to certain matters of fact that are material to our opinions, we have examined the minutes of the meetings of the Board. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have additionally assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. Further, we have assumed the following for purposes of this opinion letter: (i) the Shares will be issued in accordance with the Declaration of Trust and By-Laws, the

Global X Funds
August 24, 2021

Agreement, and resolutions of the Board relating to the issuance of shares; and (ii) the Shares will be issued against payment therefor as described in the Registration Statement and the Agreement, and that such payment will be at least equal to the net asset value of the Shares. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of Delaware and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and paid for by the purchasers upon the terms described in the Registration Statement, will be validly issued, and (2) purchasers of the Shares will have no obligation to make further payments for their purchase of the Shares or contributions to the Trust or its creditors solely by reason of their ownership of the Shares.

This opinion letter is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinion letters of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and any amendments related thereto. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP